Exhibit 10.20
May 25, 2017

Mr. Douglas Bowen

Subject:        Commercial Vehicle Group Employment Offer

Dear Doug:

On behalf of Pat Miller, I am pleased to extend the following offer of employment with Commercial Vehicle Group, Inc. (The “Company”).

Job Title	Senior Vice President and Managing Director – Global Construction, Agriculture & Military Markets.

Start Date    Monday, June 12, 2017.

Reports To    Patrick Miller, President and Chief Executive Officer.

Salary	$265,000 if annualized, payable bi-weekly in accordance with the Company’s standard payroll processes.

Relocation	To support your relocation to the central Ohio market, the Company will arrange for up to 90 days of furnished temporary housing in the Columbus area.

Additionally, you will be eligible for a one time, taxable, relocation bonus of $35,000 to offset out-of-pocket expenses associated with your move. This taxable bonus will be paid in the first regularly scheduled payroll following 30 days of employment, and is subject to recovery if you resign or are terminated for cause within 12 months of the payment date. The amount recoverable will be equal to 1/12th of the relocation bonus for each full month left in the repayment period at the time of separation.

Signing

Incentive
As soon as administratively feasible following 30 days of employment, you will be granted a restricted stock award valued at $50,000, pursuant to the terms of the Company’s Equity Incentive Plan. One third of these shares will vest on October 20, 2017 and the balance will vest ratably on October 20, 2018 and October 20, 2019. The terms and conditions of the award shall be governed in all respects by the definitive documentation related to the grant of such award.

Annual Bonus	You will be eligible for an annual discretionary award targeted at 50% of your base compensation, pro-rated for 2017 based on your start date.

7800 Walton Parkway / New Albany, OH / 43054 / 614.289.5360

Our Annual Incentive Plan (“AIP”) measures for 2017 are exclusively financial in nature and are tied to corporate and divisional Net Sales, Operating Profit Margin and Return on Average Invested Capital. Payouts range from 0% - 200% of target, based on actual performance against plan.

For the 2017 plan year only, the Company will guarantee a minimum, pro-rated AIP payout at target.

Long Term

Incentives
You will be eligible to receive equity and other long-term incentive awards under any applicable plan adopted by the Company during your employment term for which similarly situated employees are generally eligible. The level of participation in any such plan shall be determined at the sole discretion of the Board from time to time, but will be no less than 50% of your base salary for 2017.

Awards under the Plan may be issued in restricted stock and/or restricted cash awards under terms and conditions that are no less favorable than those awards granted to similarly situated officers of the Company.

Vacation	Four weeks per calendar year, pro-rated for 2017 at 13.33 hours per month.

Holidays
Ten days, in accordance with annual observation calendar, which typically includes New Year’s Day, Spring Break (Good Friday), Memorial Day, Independence Day, Labor Day, Thanksgiving (2 days), Christmas Eve, Christmas Day and New Year’s Eve.

Group Benefits
Hospital/Surgical/Medical, Dental and Vision insurance is available for you and your eligible dependents. Coverage is effective on the first day of the month following your date of hire. A bi-weekly payroll deduction will apply based on the type of coverage you select.

Group life insurance coverage equal to $750,000 is provided at no cost to you and with no medical exam required. This coverage is also effective on the first day of the month following your date of hire.

Short term disability coverage applies after 180 days of employment and provides disability pay at 100% of your base salary for the first two weeks of a qualifying event and up to an additional 24 weeks thereafter at 60% of base salary.

Long term disability coverage takes effect following the exhaustion of your short term disability coverage as a source of long term wage replacement resulting from a covered injury or illness.

All associates over the age of eighteen are eligible for enrollment in our 401(k) Savings Plan on the first day of the month following 30 days of service. New employees are automatically enrolled in the CVG 401(k) Plan, unless they specifically opt out. The Company matches 100% of the first 3% of employee contributions, and 50% of the next 2% of employee contributions. All matching dollars vest immediately under the Plan.

You will also be eligible to enroll in Commercial Vehicle Group’s Deferred Compensation Plan, with an annual enrollment window in the fourth quarter of each year.

Details on all of our salaried benefit programs are enclosed with this letter. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.

7800 Walton Parkway / New Albany, OH / 43054 / 614.289.5360

Stock

Ownership
Pursuant to the Company’s Stock Ownership Guidelines, Section 16 Officers are expected to own and hold shares of the Company’s common stock with a Value (as defined in the Stock Ownership Policy) equal to two times base salary. Covered executives do not have a timeframe to achieve compliance but are unable to trade CVG securities until compliance is achieved, other than the surrender of shares as needed to satisfy tax withholding obligations on vested stock awards.

Conditional	This offer is contingent upon you successfully passing a pre-employment background check, reference check, and drug screen.

This offer will remain open through close of business on Tuesday, May 30, 2017. If you have any questions, please contact me directly at 614-289-0253.

On behalf of Pat Miller, and all of us at CVG, we look forward to welcoming you to the organization soon and working with you in this new role. If there is anything I can do to support your transition in the coming weeks, please don’t hesitate to ask.

Sincerely,

/s/ Laura L. Macias
Laura L. Macias
Chief Human Resources Officer

Acknowledged and Accepted:

/s/ Douglas Bowen
Douglas Bowen
Acknowledgement and Acceptance Effective Date: May 30, 2017

cc:    Patrick Miller
Kathleen Tamayo – Spencer Stuart

7800 Walton Parkway / New Albany, OH / 43054 / 614.289.5360